Exhibit 10.1

7000 Shoreline Court, Suite 371

South San Francisco, CA 94080

(650) 800-3636

www.achaogen.com

June 23, 2014

Ian Friedland

[PRIVATE ADDRESS]

Dear Ian:

I am pleased to offer you a position with Achaogen, Inc. (the “Company”), as Chief Medical Officer reporting directly to me. Your position with the Company pursuant to the terms and conditions of this letter will commence no later than July 28, 2014 (the date you actually commence employment with the Company, the “Start Date”). You will have duties and responsibilities, consistent with your position within the Company, as will reasonably be assigned to you by me. You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Furthermore, while employed by the Company, you agree to not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the CEO and the Board of Directors of the Company (the “Board”).

The Company reserves the right to conduct background and credit investigations and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of any such background and reference check.

Salary. While employed by the Company, you will receive as compensation for your services a base salary at the annualized rate of four hundred and five thousand dollars ($405,000). Your salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to annual review, required withholding and authorized deductions.

Performance Bonus. In addition to your base salary, you will be eligible to receive a discretionary bonus for 2014 of up to 30% of your base salary (pro-rated for your 2014 tenure) based upon your performance, as determined by the Company, against specific milestones to be defined by the Company. We do not have a formal bonus plan in place at the present time, but anticipate implementing one in future years.

Stock Option. Subject to approval by the Board, you will be granted options purchase a total of 150,000 shares of the Company’s common stock (the “Stock Option Grants”) comprised of two separate grants to purchase 97,500 shares (the “Time-Based Option”) and 52,500 shares (the “Performance-Based Option”), with different vesting schedules as described below.

The Time-Based Option will have a per share exercise price equal to the closing trading price per share of the Company common stock as of the date of grant and, subject to your continued service with the Company through each vesting date, the Option will vest in accordance with the following vesting schedule:

•	1/4th of the total number of shares initially subject to the Option will vest on the first anniversary of your Start Date; and

•	1/48th of the total number of shares initially subject to the Option will vest on each of the next 36 months thereafter on the same day of the month as your Start Date.

The Performance-Based Option will also have a per share exercise price equal to the closing trading price per share on the date of grant and, subject to your continued service with the Company through each vesting date, the Performance Option will vest in accordance with the following vesting schedule:

•	1/3 of the total number of shares initially subject to the Performance-Based Option shall vest on the 30th consecutive date the closing trading price per share of the Company’s common stock equals or exceeds $33 (33 1/3% of the Performance-Based Option), $55 (33 1/3% of the Performance-Based Option), and $77 (33 1/3% of the Performance-Based Option). The price hurdles will be appropriate adjusted to reflect any stock splits, reverse stock splits or other equity restructurings.

Each Stock Option Grant will be subject to the terms and conditions of the 2014 Equity Incentive Award Plan and the applicable option agreement between you and the Company, both of which are incorporated herein by reference.

Sign-on Bonus. If you remain employed with the Company for one year you become entitled to a one-time payment in the amount of seventy thousand dollars ($70,000). The Company will advance this amount to you within your first 30 days of employment. The payment will be processed through our payroll department, with all appropriate taxes withheld. If you voluntarily terminate your employment before your one- year anniversary, you will owe Company the entire amount advanced to you, and by signing this agreement, you agree to repay any unpaid advanced amounts within 10 business days following employment termination.

Relocation. You are eligible to receive relocation reimbursement for your relocation expenses (to include travel, shipment of household goods and closing costs on the sale of your home) from Lexington, MA to the San Francisco Bay Area, California up to a maximum of one hundred thousand dollars ($100,000). The reimbursement of closing costs on the sale of your home is considered taxable income and will be grossed up by seventy five percent to cover income taxes.

By signing this agreement, you agree to repay the relocation assistance, prorated based on termination date, if you voluntarily terminate your employment for reasons within your control, within two years of your start date.

Temporary Housing. We will provide you with temporary housing of the Company’s choosing, for up to six (6) months. This benefit is considered taxable income.

Employee Benefit Plans. As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as they may exist from time to time.

At-Will Employment. You should understand that your employment with the Company is “at-will” and is for no specified period. As a result, you are free to resign at any time, for any reason, with or without cause. Similarly, the Company is free to conclude its employment relationship with you at any time, for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the CEO.

Severance. If earlier than three (3) months prior to a Change of Control (as defined below) or after twelve (12) months following a Change of Control, the Company or its successor terminates your employment other than for Cause (as defined below), death or disability, and you deliver to the Company a release of claims in a form acceptable to the Company (a “Release”) that becomes effective and irrevocable within sixty (60) days after your termination of employment, then you shall be entitled to receive: (A) continuing payments of your base salary (less applicable withholding taxes) at the rate, then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (B) 25% of the then unvested portion of the Time-Based Option, and any other stock options or other equity awards that vest solely based on continuous service, shall immediately vest and become exercisable.

Change of Control Severance. If within three (3) months prior to or twelve (12) months following a Change of Control (i) you resign from your employment with the Company or its successor for Good Reason (as defined below), or (ii) the Company or its successor terminates your employment other than for Cause, death or disability, and you deliver a Release that becomes effective and irrevocable within sixty (60) days following your termination of employment, then you shall be entitled to receive: (A) continuing payments of base salary (less applicable withholding taxes) at the rate then in effect for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (B) 100% of the then unvested portion of the Stock Option Grants, and any other stock options or other equity awards held by you, shall immediately vest and, if applicable, become exercisable.

If your employment with the Company terminates voluntarily by you (except upon resignation for Good Reason as provided in the preceding sentence), by the Company for Cause or due to your death or disability, then (i) all vesting of the then unvested portion of the Stock Option Grants, and any other stock options and other equity awards, will cease immediately and all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned).

For purposes of this offer letter, “Cause” is defined as (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, your gross misconduct, or (iii) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties.

For purposes of this offer letter, “Change of Control” of the Company is defined as: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity or its parent), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent, as applicable, outstanding immediately after such transaction or series of transactions; (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntarily.

For purposes of this offer letter, “Good Reason” is defined as your resignation within thirty (30) days following the expiration of the Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction in your annual base salary unless such reduction is part of a Company-wide reduction for similarly situated persons where the reduction applied to you is substantially similar to the reduction for the other similarly situated employees; (ii) the material reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Medical Officer of the Company remains as such for the operations of the Company following a Change of Control but is not made the Chief Medical Officer of the acquiring corporation) shall not constitute “Good Reason”; or (iii) a material change in the geographic location at which you must perform services (it being understood that a relocation of fifty (50) miles or less is not material). Before you may resign for Good Reason, (A) you must provide the Company with written notice within ninety (90) days of the initial occurrence of the event that you believe constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition.

Section 409A. Notwithstanding anything to the contrary in this offer letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this offer letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (such Code section along with such regulations and guidance, “Section 409A” and such separation payments and benefits subject to Section 409A, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A.

Any severance payments or benefits under this offer letter that constitute Deferred Payments will be paid on, or, in the case of installments, will commence on, the sixtieth (60th) day following your separation from service, or, if later, such time as required by the following paragraph. Any installment payments that would have been made to you during the sixty (60), day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this offer letter.

Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service, then the Deferred Payments which are otherwise due to you on or within the six (6) month period following your separation from service will accrue, to the extent required, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service or on the date of your death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Confidential Information/Arbitration. You will be required to sign and comply with the attached At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) as a condition of your employment. The Confidentiality Agreement requires, among other things, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of Company proprietary information. We also ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. You further agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Federal Immigration. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Arbitration of Disputes. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall be responsible for the arbitrator’s fees and costs to the extent they exceed any fee or cost that the Company would be required to bear if the action were brought in an applicable federal or state court. Please note that we must receive your signed Agreement before your first day of employment

Governing Laws. This letter will be governed by the laws of the state of California, with the exception of its conflict of laws provisions.

This offer letter, the Confidentiality Agreement or existing confidential information agreement, as applicable, between you and the Company, as well as the equity incentive plan under which the Stock Option Grants are made and stock option agreements evidencing the Stock Option Grants, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior representations or agreements and any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO and you.

To confirm your acceptance and agreement to the terms set forth in this offer letter please sign, date, and return this letter to me.

I am excited to welcome you to the Company, and I look forward to your participation in the Company’s future success.

Sincerely,

/s/ Kenneth Hillan

Kenneth Hillan
CEO
Achaogen, Inc

Accepted and agreed to this 24 day of June, 2014

/s/ Ian Friedland
Applicant Signature

Enclosures:	Duplicate Original Letter

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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